UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2026

HF SINCLAIR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-41325	87-2092143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2323 Victory Avenue, Suite 1400
Dallas, TX		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (214) 871-3555

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	DINO	New York Stock Exchange
Indicate by check mark
Common Stock $0.01 par value	DINO	NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on a Current Report on Form 8-K filed by HF Sinclair Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on February 18, 2026, Mr. Timothy Go, the Company’s Chief Executive Officer and President, and a member of the Board of Directors of the Company (the “Board”), has been on a voluntary leave from his duties since February 17, 2026. As previously reported, effective February 17, 2026, the Board appointed Mr. Franklin Myers, the Chairperson of the Board, to serve as the Company’s Chief Executive Officer and President on a temporary basis.

On May 11, 2026, the Company and Mr. Go reached a mutually agreeable arrangement and entered into a Separation and Release Agreement (the “Separation Agreement”). Under this agreement, Mr. Go’s last day of employment with the Company was May 11, 2026 (the “Separation Date”). In addition, Mr. Go resigned from the Board and agreed that any position or role he had as an agent, officer or director of the Company, its predecessors, its subsidiaries or its affiliates, will end, in each case, effective as of the Separation Date. Mr. Go has confirmed that his departure from the Company and resignation from the Board are not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Pursuant to the Separation Agreement, each of the Company and Mr. Go are providing a mutual general release of claims and Mr. Go has agreed to comply with all obligations to which Mr. Go is subject that are intended to survive the termination of his employment with the Company, including, without limitation, any prior confidentiality, non-competition, no-recruitment or non-solicitation obligations set forth in the Company’s Severance Pay Plan and Mr. Go’s individual participation agreement pursuant to the Severance Pay Plan and equity award agreements between Mr. Go and the Company (collectively, the “Continuing Obligations”).

The Separation Agreement provides that Mr. Go will receive the following severance benefits: (a) a separation payment equal to $4,735,000 to be paid in twelve substantially equal monthly installments during the 12-month period beginning on the Separation Date; and (b) if Mr. Go timely elects COBRA, he will be permitted to continue to participate in the Company’s group health plan during the 12-month period beginning on the Separation Date at active employee rates. Mr. Go’s entitlement to the foregoing severance benefits is subject to Mr. Go’s continued compliance with his Continuing Obligations.

As of the date of his entry into the Separation Agreement, Mr. Go held outstanding equity awards pursuant to the Company’s long-term equity plan that consisted of 129,880 restricted stock units (the “RSUs”), and 349,808 performance share units (the “PSUs”). In connection with entry into the Separation Agreement, the Compensation Committee of the Board, in consultation with its independent compensation consultant and outside counsel, assessed a range of inputs, including peer group practices and benchmarks, and determined that it is appropriate to cause a portion of these equity awards to become vested. As a result, the Separation Agreement provides that Mr. Go will be entitled to the vesting and settlement of (i) 29,616 of the RSUs, and the conditional vesting of 163,609 of the PSUs. In the case of all PSUs, the vesting applies only to the time-based service requirements for the awards, as the PSUs will continue to be subject to the original performance criteria during the remaining performance period for the awards. Any PSUs that become earned based upon the actual performance criteria achieved for the applicable performance period will be settled as soon as reasonably practicable following that performance period. Mr. Go’s entitlement to partial vesting of his equity awards as described above is subject to (a) Mr. Go not revoking the general release of claims granted by him under the Separation Agreement and (b) his continued compliance with the Continuing Obligations.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

As previously disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2026, Mr. Atanas Atanasov, the Company’s Executive Vice President and Chief Financial Officer, has been on leave from his duties since February 24, 2026. The Company has engaged in discussions regarding a mutually agreeable separation agreement with Mr. Atanasov. To date, the Company has not been successful in reaching such an agreement. There can be no assurance that the Company and Mr. Atanasov will reach a mutually agreeable separation agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Separation and Release Agreement, dated as of May 11, 2026, between HF Sinclair Corporation and Timothy Go.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HF SINCLAIR CORPORATION

By:	/s/ Eric L. Nitcher
Eric L. Nitcher
Executive Vice President, General Counsel

Date: May 12, 2026